UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012
Tamir Biotechnology, Inc.
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11 Deer Park Drive, Suite 204, Princeton Corporate Plaza, Monmouth Junction, NJ 08852
(Address of principal executive offices, with zip code)

(732) 823-1003
(Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material and Definitive Agreement

On March 13, 2012, Tamir Biotechnology Inc. (“Tamir”) amended a Memorandum of Understanding (MOU) with US Pharmacia (and including its affiliates “USPI”). Under the terms of the MOU,  Tamir and USPI agreed to negotiate in good faith to enter into a definitive license agreement (the “License Agreement”) pursuant to which USPI will be granted the exclusive marketing, sales, and distribution rights  for a topical formulation of ONCONASE® for use in treating patients with Human Papillioma Virus (HPV) in Europe.  The terms of the proposed License Agreement shall be based on the terms of the amended MOU. Pursuant to the amended MOU it is anticipated that the License Agreement shall be completed within 60 days from the date Tamir provides USPI with a successful Proof of Concept drug compound for HPV. USPI has agreed to make a $95,000 milestone payment to Tamir, currently expected in mid-April 2012, for the completion of a topical formulation and initiation of testing of ONCONASE® in the HPV Proof of Concept study. There can be no assurance Tamir will be able to complete such formulation and initiate such testing and receive such milestone payment. Such milestone payment will not have a material impact on Tamir’s working capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMIR BIOTECHNOLOGY, INC.

Date: March 16, 2012	By:	/s/ Lawrence A. Kenyon
	Name:	Lawrence A. Kenyon
	Title:	Chief Executive Officer and Chief Financial Officer